Exhibit 1.02

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Software	Ross Systems
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

Ross Systems Launches Ross in the Cloud, an ERP SaaS Solution

Tailored for Process Manufacturing

Ross ERP Cloud Solution To Help Deliver Low Total Cost of Ownership

SHANGHAI, ATLANTA, Feb. 15, 2011 — Ross Systems, Inc. announced today the general availability of Ross in the Cloud, the software-as-a-service (SaaS) version of its popular Ross ERP suite of solutions that will help process manufacturing industries reduce their initial investment and minimize the costly burden of IT overhead and maintenance, while achieving low total cost of ownership.

This new solution is delivered on demand and managed, monitored and maintained by Ross experts in hosted data centers. Available in a monthly subscription pricing model based on number of users, application configuration and service term, Ross in the Cloud offers a secured cloud environment for its manufacturing, distribution and financial applications. Ross in the Cloud gives many small to medium-size businesses (SMBs) access to ERP capabilities previously only available to larger enterprises. Ross in the Cloud includes applications addressing financials, inventory control, manufacturing, maintenance management, process planning, purchasing, sales order process, vendor management inventory and business analytics, among other functionalities. The suite also includes TraceExpress, an innovative application that provides full backward and forward traceability in a highly intuitive and graphical display.

“Ross in the Cloud gives SMBs access to the latest technology without having to spend significant upfront capital investments,” said Ann Grackin of CEO of ChainLink Research. “In today’s marketplace, business efficiency is crucial for SMBs to be competitive in their markets. Technology like Ross in the Cloud helps SMBs not only meet their efficiency goals but positions them to gain market share and ultimately improve their bottom line.”

“With Ross in the Cloud, Ross Systems gives enterprises choices in their deployment options, from on premise to on demand, to suit their current and future needs,” said Sherri Rodriguez, president of Ross Systems. “Ross Systems offers their cloud customers this unique flexibility to move easily to an on-premise solution later – if their business grows or demands change – without having to re-implement the software and disrupt their business. The new cloud ERP solution also helps reduce manufacturer’s overall operational IT costs and offers high scalability and security. Since manufacturers don’t have the headaches of maintaining a costly IT infrastructure, they can now focus on what they do best – run their business and maintain their competitive edge.”

About Ross Systems

Ross Systems is a subsidiary of CDC Software (NASDAQ: CDCS), a global provider of hybrid enterprise software applications and services. Ross Systems offers an on-premise ERP suite of solutions called Ross Enterprise and a cloud version of its ERP solutions called Ross in the Cloud. Ross’ ERP solutions can help manufacturers increase operational efficiencies, improve profitability, strengthen customer relationships and streamline regulatory compliance. Ross solutions offer industry-specific functionality for a variety of industries including food and beverage, life sciences, chemicals, metals and building materials. The comprehensive suite of solutions include functionality in ERP, financials, inventory control, manufacturing, track and trace, maintenance management, process planning, purchasing, sales order process, vendor management inventory and business analytics. For more information on Ross solutions, please visit: www.rossinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to Ross in the Cloud, our beliefs regarding the benefits of Ross in the Cloud, our beliefs regarding the potential effects and benefits for users of our products, including reduced costs, improved quality, and other benefits, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the process manufacturing industry; the continued ability of Ross Enterprise solutions to address industry-specific requirements of companies in the process manufacturing industry; demand for and market acceptance of new and existing Ross Enterprise solutions; development of new functionalities which would allow process manufacturers to compete more effectively; and changes in the type of information required to compete in the process manufacturing industry. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, including our Annual Report on Form 20-F for the year ended December 31, 2009, filed with the SEC on June 30, 2010, and those of our ultimate parent company, CDC Corporation, located at www.sec.gov. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future results.